Exhibit 3.1

Amended and Restated Certificate of Incorporation of Paramount Skydance Corporation

ARTICLE I

NAME

The name of this Corporation is Paramount Skydance Corporation.

ARTICLE II

REGISTERED OFFICE AND AGENT FOR SERVICE

The registered office of the Corporation in the State of Delaware is located at 251 Little Falls Drive, City of Wilmington 19808, County of New Castle. The name and address of the Corporation’s registered agent for service of process in Delaware is:

Corporation Service Company

251 Little Falls Drive

Wilmington, Delaware 19808

ARTICLE III

CORPORATE PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

(1) Shares, Classes and Series Authorized. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 5,655,000,000 shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

(a) 55,000,000 shares of Class A Common Stock, $0.001 par value (“Class A Common Stock”).

(b) 5,500,000,000 shares of Class B Common Stock, $0.001 par value (“Class B Common Stock”).

(c) 100,000,000 shares of Preferred Stock, $0.001 par value (“Preferred Stock”).

(2) Powers and Rights of the Class A Common Stock and the Class B Common Stock. Except as otherwise expressly provided in this Amended and Restated Certificate, all issued and outstanding shares of Class A Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and powers.

(a) Voting Rights and Powers. Except as otherwise provided in this Amended and Restated Certificate or required by law, with respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of Class A Common Stock shall vote together with the holders of any other outstanding shares of capital stock of the Corporation entitled to vote, without regard to class, and every holder of outstanding shares of Class A Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of Class A Common Stock standing in the holder’s name. The holders of shares of Class A Common Stock shall have the relevant class voting rights and powers set forth in Section 2 of this Article IV. Except as otherwise required by law, the holders of outstanding shares of Class B Common Stock shall not be entitled to any votes upon any questions presented to stockholders of the Corporation, including, but not limited to, whether to increase or decrease the number of authorized shares of Class B Common Stock.

(b) Dividends. Subject to the rights and preferences of any Preferred Stock set forth in any resolution or resolutions providing for the issuance of such stock as set forth in Section 3 of this Article IV, the holders of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably such dividends, other than Share Distributions (as hereinafter defined), as may from time to time be declared by the Board out of funds legally available therefor. The Board may, at its discretion, declare a dividend of any securities of the Corporation or of any other corporation, limited liability company, partnership, joint venture, trust or other legal entity (a “Share Distribution”) to the holders of shares of Class A Common Stock and Class B Common Stock (i) on the basis of a ratable distribution of identical securities to holders of shares of Class A Common Stock and Class B Common Stock or (ii) on the basis of a distribution of one class or series of securities to holders of shares of Class A Common Stock and another class or series of securities to holders of Class B Common Stock, provided that the securities so distributed (and, if the distribution consists of convertible or exchangeable securities, the securities into which such convertible or exchangeable securities are convertible or for which they are exchangeable) do not differ in any respect other than (x) differences in their rights (other than voting rights and powers) consistent in all material respects with differences between Class A Common Stock and Class B Common Stock and (y) differences in their relative voting rights and powers, with holders of shares of Class A Common Stock receiving the class or series of such securities having the higher relative voting rights or powers (without regard to whether such voting rights or powers differ to a greater or lesser extent than the corresponding differences in the voting rights or powers of Class A Common Stock and Class B Common Stock provided in Section 2(a) of this Article IV).

(c) Distribution of Assets Upon Liquidation. In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of all shares of the Preferred Stock then outstanding the full preferential amounts to which they are entitled under this Article IV or the resolutions, as the case may be, authorizing the issuance of such Preferred Stock, the net assets of the Corporation remaining thereafter shall be divided ratably among the holders of Class A Common Stock and Class B Common Stock.

(3) Conversion

(a) Optional Conversion of Class A Common Stock. At any time, each holder of shares of Class A Common Stock may at such holder’s option, convert any or all of such shares into 1.5 (the “Exchange Ratio”) shares of Class B Common Stock by delivering written notice to the Corporation (an “Optional Class A Conversion Event”) (i) stating that such holder desires to convert such shares into a number of shares of Class B Common Stock (it being understood that such number of shares of Class B Common Stock shall be equal to the product of (x) the number of shares of Class A Common Stock subject to the Optional Class A Conversion Event multiplied by (y) the Exchange Ratio, rounded to the nearest whole share), and (ii) requesting that the Corporation issue all of such Class B Common Stock to the persons named therein, setting forth the number of shares of Class B Common Stock to be issued to each such person (and, in the case of a request for registration in a name other than that of such holder, providing proper evidence of succession, assignation or authority to transfer), accompanied by payment of documentary, stamp or similar issue or transfer taxes, if any. The Corporation shall, as soon practicable, issue and deliver to such holder, or to the nominee or nominees of such holder, either (at such holder’s election) (1) a certificate or certificates representing the number of shares of Class B Stock to which such holder shall be entitled upon such conversion (if shares of Class B Common Stock are certificated) or (2) evidence that such shares of Class B Common Stock have been registered in such holder’s name in book-entry form (if such shares of Class B Common Stock will be held in uncertificated form). Such conversion shall be deemed effective immediately prior to the close of business on the date of such surrender of the shares of Class A Common Stock to be converted following or contemporaneously with the provisions of written notices of such conversion election as required by this Section 3(a) of Article IV, the shares of Class B Common Stock issuable upon such conversion shall be deemed to be outstanding as of such time, and the Person or Persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be deemed to be the record holder or holders of such shares of Class B Common Stock as of such time.

(b) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of Class A Common Stock, as applicable, such number of shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class A Common Stock into shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class A Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as will be sufficient for such purpose.

(c) Certain Adjustments. The Exchange Ratio, as well as the total number of shares of Common Stock deemed to be held by a Specified Stockholder as of immediately following the consummation of the Transactions for purposes of the definition of Original Ownership Percentage, shall be equitably adjusted to proportionally reflect any subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, exchange of shares or other like change with respect to the Class A Common Stock or the Class B Common Stock.

(4) Powers and Rights of the Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board is also expressly authorized to fix: the right to vote, if any, provided that the Corporation shall not issue any Preferred Stock, or Preferred Stock that is convertible into or exchangeable for securities, that, in the aggregate with all other outstanding shares of Preferred Stock, have the ability to elect a number of Directors constituting a majority of the Board unless the issuance of such Preferred Stock shall have been approved by the holders of a majority of the outstanding shares of Class A Common Stock, voting separately as a class; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board; the rate of dividends upon shares of such series and the times at which such dividends shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or non-cumulative, and, if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation or for any debt securities of the Corporation and the terms and conditions, including, without limitation, price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Class A Common Stock or Class B Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law.

(5) Issuance of Class A Common Stock, Class B Common Stock and Preferred Stock. Subject to Section 2 of Article V, the Board may from time to time authorize by resolution the issuance of any or all shares of Class A Common Stock, Class B Common Stock and Preferred Stock herein authorized in accordance with the terms and conditions set forth in this Amended and Restated Certificate for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board in its discretion may determine and without any vote or other action by any of the stockholders of the Corporation, except as otherwise required by law.

ARTICLE V

DIRECTORS

(1) General Power of the Board of Directors. Except as provided herein, the property and business of the Corporation shall be controlled and managed by or under the direction of its Board. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized (but subject to any approval rights set forth herein):

(a) To adopt, amend, alter, change or repeal the Bylaws; provided that no Bylaws hereafter adopted shall invalidate any prior act of the Directors that would have been valid if such Bylaws had not been adopted;

(b) To determine the rights, powers, duties, rules and procedures that affect the power of the Board to manage and direct the property, business and affairs of the Corporation, including, without limitation, the power to designate and empower committees of the Board, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for, Board meetings, as well as the manner of taking Board action; and

(c) To exercise all such powers and do all such acts as may be exercised by the Corporation, subject to the provisions of the laws of the State of Delaware, this Amended and Restated Certificate, and the Bylaws.

(2) Specified Reserved Matters. In addition to any other approval of the stockholders of the Corporation or the Board required by this Amended and Restated Certificate, the Bylaws or applicable law, until the first date on which none of the Specified Stockholders have the right to nominate two (2) or more Specified Stockholder Designees for election to the Board, the prior approval (by vote or written consent) of the Specified Reserved Matter Designees (as applicable) shall be required for the Corporation to, either directly or indirectly by merger, consolidation, division, operation of law, or otherwise, take any of the following actions:

(a) issue any shares of Common Stock (other than any Permitted Issuance);

(b) incur, assume or guarantee any indebtedness for borrowed money that would cause the Corporation’s Pro Forma Leverage Ratio to be greater than 4:1; provided, however, that the approval requirements of this clause (b) shall not apply to (i) any Rescue Financing, (ii) debt incurred pursuant to then-effective credit agreements, letters of credit or similar borrowing arrangements of the Corporation entered into in accordance with this Section 2(b) of Article V, (iii) a transaction solely among the Corporation and its consolidated subsidiaries, or (iv) indebtedness incurred in accordance with the applicable annual operating plan or budget in effect at such time;

(c) enter into a binding agreement contemplating, or otherwise consummating, a Change of Control Event;

(d) make a contribution to a Joint Venture of assets that generated more than twenty percent (20)% of the Consolidated EBITDA of the Corporation over the 12-month period ended as of the final day of the most recently completed fiscal quarter of the Corporation for which financial statements are available; or

(e) acquire or dispose of, in any transaction or series of related transactions, assets or other rights in, or the investment in, any Person (other than any then-existing subsidiary of the Corporation), in each case, having a value or for a purchase price (inclusive of any debt and debt-like items paid off or assumed by the acquirer in such a transaction), in excess of $250,000,000.

(3) Determination of Financial Metrics. For so long as the Corporation is required to obtain the prior approval (by vote or written consent) of any of the Specified Reserved Matter Designees promptly following the end of each fiscal quarter of the Corporation, the Board shall, in good faith, determine the (a) Leverage Ratio of the Corporation for the 12-month period ended on the last day of such fiscal quarter and (b) Consolidated EBITDA of the Corporation over the 12-month period ended as of the final day of the most recently completed fiscal quarter of the Corporation.

(4) Other Specified Reserved Matters. In addition to any other approval of the stockholders of the Corporation or the Board required by this Amended and Restated Certificate, the Bylaws or applicable law, until the first date on which none of the Specified Stockholders have an Original Ownership Percentage of twenty percent (20%) or more, the prior approval (by vote or written consent) of the Specified Other Reserved Matter Designees shall be required for the Corporation to, either directly or indirectly by merger, consolidation, division, operation of law, or otherwise, take any of the following actions:

(a) implement any amendments to this Amended and Restated Certificate that would adversely affect the rights (economic or otherwise) of a Specified Stockholder hereunder in a manner that is disproportionate as compared to the effect on the other Specified Stockholders or other holders of Class A Common Stock or Class B Common Stock, as applicable (disregarding, for this purpose, any tax impact specific to any individual holder of Common Stock); provided that any amendment to Section 2, this Section 4, Section 10 or Section 11 of Article V that is adverse to a Specified Stockholder shall be deemed to adversely affect the rights of such Specified Stockholder in a manner that is disproportionate as compared to the effect on the other Specified Stockholders or other holders of Class A Common Stock or Class B Common Stock, as applicable;

(b) other than in accordance with this Amended and Restated Certificate or the Bylaws, (i) purchase, redeem, acquire or repurchase any shares of Common Stock or other equity interests of the Corporation (other than a pro rata purchase or offer made to all holders of the applicable equity interests or pursuant to a customary employee stock purchase plan or similar stock purchase plan, employment or service agreement, restrictive covenant agreement, or employee equity plan) or (ii) declare or pay any Share Distribution (other than distributions or dividends made pro rata to all holders of the applicable securities and other than any dividends or distributions between the Corporation and any of its wholly owned subsidiaries); or

(c) enter into any Related Party Transaction with a value or consideration in excess of $25,000,000.

(5) Number of Directors. Unless and except to the extent that the Bylaws shall so require, the election of the Directors need not be by written ballot. Subject to the rights of the holders of any series of Preferred Stock to elect Directors, the number of Directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board; provided, that such precise number shall be consistent with the terms of Section 6 of this Article V. Subject to the rights of the holders of any series of Preferred Stock to elect Directors, a Director shall be elected to hold office until the next annual meeting of stockholders of the Corporation or until his or her successor is duly elected and qualified, subject, however, to prior death, resignation, incapacitation or removal in accordance with the provisions of this Amended and Restated Certificate.

(6) Nomination Rights. Subject to Section 7 of this Article V, the Corporation shall take all Necessary Action to cause the slate of nominees recommended by the Corporation for election as Directors to be consistent with the following clauses (a) through (f):

(a) Ellison.

(i) For so long as Ellison has an Original Ownership Percentage of at least fifty percent (50%), Ellison shall be entitled to nominate for election to the Board five (5) individuals. Ellison shall have the right to designate each individual it nominates for election to the Board pursuant to this clause (i) as either an “Ellison Designee” or a “Low-Vote Designee.” If Ellison fails to make such designation for any such nominee, such nominee shall be deemed to be a Low-Vote Designee.

(ii) For so long as Ellison has an Original Ownership Percentage of at least twenty-five percent (25%) but less than fifty percent (50%), Ellison shall be entitled to nominate for election to the Board three (3) Low-Vote Designees.

(iii) For so as Ellison has an Ownership Percentage of at least five percent (5%) but an Original Ownership Percentage less than twenty five percent (25%), Ellison shall be entitled to nominate for election to the Board two (2) Low-Vote Designees.

(b) RedBird. For so long as RedBird has an Original Ownership Percentage of at least fifty percent (50%), RedBird shall be entitled to nominate for election to the Board two (2) RedBird Designees. RedBird shall maintain the right to nominate for election to the Board one (1) RedBird Designee for so long as it has an Ownership Percentage of at least five percent (5%).

(c) President. The Corporation shall cause the nomination of the person who, as of the date of nomination, is then-serving as President of the Corporation (provided, however, that if, as of the date of such nomination, the person then-serving as President is not expected to be in office as the President as of the date of the relevant meeting, the Corporation shall not be required to nominate such person and may instead nominate such person, if any, who is expected to be serving as President (or interim President) as of the date of such meeting) if such person is not also the Chief Executive Officer of the Corporation as of the date of nomination (and is not expected to be in office as the Chief Executive Officer as of the date of the relevant meeting).

(d) Chief Executive Officer. In the event that David Ellison no longer serves as Chief Executive Officer of the Corporation, the Corporation shall cause the nomination of the person who, as of the date of nomination, is then-serving as Chief Executive Officer of the Corporation (provided, however, that if, as of the date of such nomination, the person then-serving as Chief Executive Officer is not expected to be in office as the Chief Executive Officer as of the date of the relevant meeting, the Corporation shall not be required to nominate such person and may instead nominate such person, if any, who is expected to be serving as Chief Executive Officer (or interim Chief Executive Officer) as of the date of such meeting).

(e) Independent Directors. The Corporation shall cause the nomination of up to three (3) Independent Directors upon the recommendation of the Corporation’s nominating and corporate governance committee following customary public company practices to the extent necessary to satisfy the Listing Standards and the Securities and Exchange Commission independent audit committee requirements for listed issuers, subject to any available exceptions.

(f) Assignment of Nomination Right. RedBird’s right to nominate one (1) or more individuals for election to the Board, along with the right to remove, replace or otherwise designate any director of the Board, is personal to RedBird and may not be assigned or delegated to any Person (by contract or otherwise).

For purposes of this Article V, “Necessary Action” shall mean all actions (to the extent such actions are not prohibited by applicable law and are within the Corporation’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that the Corporation’s Directors may have in such capacity) necessary to cause such result, including (v) calling meetings of stockholders or soliciting written consents of stockholders (as permitted by this Amended and Restated Certificate), (w) assisting in preparing or furnishing forms of ballots, proxies, consents or similar instruments, if applicable, in each case, with respect to shares of Common Stock, and facilitating the collection or processing of such ballots, proxies, consents or instruments, (x) executing agreements and instruments, (y) making, or causing to be made, with any government, governmental department or agency, or political subdivision thereof, all filings, registrations, or similar actions that are required to achieve such result, and (z) nominating or appointing, or taking steps to cause the nomination or appointment of, certain persons (including to fill vacancies) and providing the highest level of support for the election or appointment of such persons to the Board or any committee thereof, including in connection with the annual or special meeting of stockholders of the Corporation.

(7) Specified Stockholder Nominees. If the nominating and corporate governance committee of the Corporation (or a similar committee serving the nominating function) determines in good faith that a Specified Stockholder Designee (including any replacement designated pursuant to Section 11 of this Article V) (a) is not qualified to serve on the Board consistent with such committee’s duly adopted policies and procedures applicable to all directors or (b) does not satisfy the applicable Listing Standards regarding service as a director, the applicable Specified Stockholder shall have the right to designate a different Specified Stockholder Designee.

(8) Executive Chair. Notwithstanding anything herein to the contrary, until the first date on which Ellison is no longer entitled to nominate for election to the Board any Ellison Designee or Low-Vote Designee pursuant to Section 6 of this Article V, Ellison shall have the right to designate the Chair, who shall initially be David Ellison. David Ellison shall serve an initial term as Chair until the earliest of (a) two (2) years following the Effective Date and (b) his death, resignation, or incapacitation. Any vacancy in the Chair shall be filled by Ellison; provided, that if the designation for Chair is neither David Ellison nor Larry Ellison, the filling of any such vacancy shall also require the approval of at least one (1) RedBird Designee for so long as RedBird has an Original Ownership Percentage of at least fifty percent (50%).

(9) Board Actions. Voting. Except as otherwise required by this Amended and Restated Certificate, the Bylaws, applicable law or the Listing Standards, any action of the Board or any committees thereof shall require approval by the affirmative vote of Directors holding a majority of the voting power of the Directors (or a majority of the voting power of the Directors on such committee, as applicable) at a meeting at which a quorum is present. Each Director (except for the Ellison Designees, but including any Low-Vote Designee) shall be entitled to one (1) vote; provided, that, for so long as Ellison holds an Original Ownership Percentage of at least fifty percent (50%), each Ellison Designee (which shall not include any Low-Vote Designee) shall each have a number of votes on any matter presented to the Board or any committee thereof equal to one more than the total number Directors of the whole Board or committee thereof, as applicable. For the avoidance of doubt, if Ellison ceases to have an Original Ownership Percentage of at least fifty percent (50%), then each Ellison Designee shall be entitled to one (1) vote on any matter presented to the Board or any committee thereof.

(10) Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect Directors and the remainder of this Section 10 of Article V, the Board or any individual Director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class. Notwithstanding the foregoing or anything to the contrary set forth in this Amended and Restated Certificate or the Bylaws, (a) each Specified Stockholder shall have the exclusive right to remove at any time with or without cause its respective Specified Stockholder Designees from the Board, (b) the shares of Common Stock held by the applicable Specified Stockholder shall be the only shares entitled to vote on the removal without cause of any of its respective Specified Stockholder Designees, and the shares of Common Stock owned by any other stockholders as of the record date for determining stockholders entitled to vote thereon shall have no voting rights on such matter, and (c) the Corporation shall take all Necessary Action to facilitate the removal of any Specified Stockholder Designee from the Board at the request of the Specified Stockholder that nominated such Specified Stockholder Designee.

(11) Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock to elect Directors and the remainder of this Section 11 of Article V, any newly created directorship that results from an increase in the number of Directors or any vacancy on the Board that results from the death, disability, resignation, disqualification, or removal of any

Director or from any other cause shall be filled solely by the affirmative vote of the Directors holding a majority of the voting power of the Board, even if less than a quorum. Any Director so chosen shall hold office until the next election of Directors and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation, or removal. Notwithstanding the foregoing, the applicable Specified Stockholder shall have the exclusive right to fill any vacancy with a Specified Stockholder Designee in the event that such vacancy is created at any time by the death, removal, disqualification or resignation of any Director designated by such Specified Stockholder pursuant to this Amended and Restated Certificate, and the vacancy so created may be filled solely by Specified Stockholder, and may not be filled by the Board or any other person. The Corporation shall take all Necessary Action to facilitate the appointment of such replacement Specified Stockholder Designee designated by the applicable Specified Stockholder as promptly as practicable after such designation. For the avoidance of doubt, no Specified Stockholder shall have the right to designate a replacement director to fill any vacancy, and the Corporation shall not be required to take any action to cause any such vacancy to be filled, to the extent the election or appointment of such Specified Stockholder Designee to the Board would result in a number of Specified Stockholder Designees nominated by such Specified Stockholder and then serving on the Board in excess of the number of Specified Stockholder Designees that such Specified Stockholder is then entitled to nominate for membership on the Board pursuant to this Article V.

ARTICLE VI

MEETING OF STOCKHOLDERS

(1) Action by Consent. Subject to any approvals that may be required under Sections 2 or 4 of Article V, any action required or permitted to be taken by the stockholders of the Corporation may be effected by the written consent of the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(2) Special Meetings of Stockholders. Subject to any special rights of the holders of any series of Preferred Stock, this Amended and Restated Certificate, the Bylaws, and the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of (i) the Board, (ii) the Chair, (iii) the Chief Executive Officer or (iv) any holder of twenty-five percent (25%) or more of the total voting power of the outstanding shares of capital stock of the Corporation. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

(1) Right to Indemnification. The Corporation shall indemnify any person who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer (including, without limitation, a trustee), employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (such Person, an “Indemnitee”), to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against judgments, fines, amounts paid in settlement and expenses (including, without limitation, attorneys’ fees), actually and reasonably incurred by such person in connection with such action, suit or proceeding. Notwithstanding the foregoing, except as provided in Section 8 of this Article VII with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by the Indemnitee, if and only if the Board authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

(2) Successful Defense. To the extent that an indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 of this Article VII, or in defense of any claim, issue or matter therein, such indemnitee shall be indemnified against expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by the indemnitee in connection therewith.

(3) Advance Payment of Expenses. Expenses (including attorneys’ fees) incurred by a present or former Director or officer of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding; provided, however, that, to the extent required by the DGCL, as the same exists or may hereafter be amended, a present Director or officer of the Corporation shall be required to submit to the Corporation, prior to the payment of such expenses, an undertaking (an “undertaking”) by or on behalf of such Director or officer to repay such amount if it shall ultimately be determined in a final, non-appealable judicial decision that such Director or officer is not entitled to be indemnified by the Corporation for such expenses as authorized in this Article VII; provided, further, that a former Director or officer of the Corporation shall be required to submit to the Corporation, prior to the payment of such expenses, an undertaking to the extent an undertaking would be required of a present Director or officer of the Corporation pursuant to this Section 3 of Article VII.

(4) Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VII shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Corporation is authorized to enter into an agreement with any Director or officer of the Corporation providing indemnification for such person against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, any action, suit or proceeding by or in the right of the Corporation, that arises by reason of the fact that such person is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

(5) Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VII.

(6) Jointly Indemnifiable Claims. Given that certain claims may be jointly indemnifiable (“Jointly Indemnifiable Claims”) by the Corporation, its Controlled Entities (as defined below) or Indemnitee-Related Entities (as defined below) in respect of the service of Indemnitee as a Director and/or officer of the Corporation and/or a director, officer, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Corporation (the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Corporation acknowledges and agrees that the Corporation shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (a) the DGCL, (b) this Amended and Restated Certificate or the Bylaws, (c) any other agreement between the Corporation or any Controlled Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, (d) the laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (e) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Controlled Entity ((a) through (e) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnitee may have from the Indemnitee-Related Entities. Under no circumstance shall the Corporation or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Corporation or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, (i) the Corporation shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (ii) to the extent not previously and fully reimbursed by the Corporation and/or any Controlled Entity pursuant to clause (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Indemnitee against the Corporation and/or any Controlled Entity or under any insurance policy, as applicable, and (iii) the Indemnitee and the Corporation and, as applicable, any Controlled Entity shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Corporation and the Indemnitee agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 6 of Article VII.

(7) Certain Definitions. For the purposes of this Article VII, (a) any Director, officer or employee of the Corporation who shall serve or has served as a director or officer of any other corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was a stockholder or creditor, or in which the Corporation is or was in any way interested, or (b) any current or former director or officer of any subsidiary corporation, limited liability company, partnership, joint venture, trust or other enterprise wholly owned by the Corporation, shall be deemed to be serving as such director or officer at the request of the Corporation, unless the Board shall determine otherwise. In all other instances where any person shall serve or has served as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as such director or officer at the request of the Corporation, the Board may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For purposes of this Article VII, references to a corporation include all constituent corporations absorbed in a consolidation or merger (including any constituent of a constituent) as well as the resulting or surviving corporation so that any person who is or was a director or officer of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would if such person had served the resulting or surviving corporation in the same capacity. For purposes of this Article VII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a Director or officer of the Corporation which imposes duties on, or involves services by, such Director or officer with respect to an employee benefit plan, its participants, or beneficiaries, and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII. “Indemnitee-Related Entities” means any company, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Corporation or any Controlled Entity) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation or any Controlled Entity may also have an indemnification or advancement obligation.

(8) Proceedings to Enforce Rights to Indemnification.

(a) If a claim under Section 1 of this Article VII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, or a claim under Section 3 of this Article VI is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.

Any such written claim under Section 1 of this Article VII shall include such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification. Any written claim under Sections 1, 2 and 3 of this Article VII shall include reasonable documentation of the expenses incurred by the indemnitee.

(b) If successful in whole or in part in any suit brought pursuant to Section 8(a) of this Article VII, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid and indemnified for the expense of prosecuting or defending such suit.

(c) In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

(9) Preservation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director or officer of the Corporation, or has ceased to serve at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article VII by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a Director or officer of the Corporation, or any person serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, existing at the time of such repeal or modification.

ARTICLE VIII

DIRECTOR AND OFFICER LIABILITY TO THE CORPORATION

(1) Limitation on Director and Officer Liability. A Director’s or an officer’s personal liability to the Corporation and its stockholders for breach of fiduciary duty as a Director or officer, as applicable, shall be limited to the fullest extent permitted by Delaware law. In particular, no Director or officer of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (a) for any breach of the Director’s or officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Director or officer derived an improper personal benefit, (d) in the case of a Director, under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (e) in the case of an officer, in any action by or in the right of the Corporation. For purposes of this Article VII, “officer” shall have the meaning ascribed to it in Section 102(b)(7) of the DGCL.

(2) Repeal or Modification. Any repeal or modification of the foregoing Section 1 of this Article VIII by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a Director or an officer of the Corporation existing at the time of such repeal or modification.

(3) Amendment. If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors or officers, then a Director or officer of the Corporation shall be free of liability to the fullest extent permitted by the DGCL, as so amended.

ARTICLE IX

RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

(1) Reservation of Right to Amend. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate in the manner now or hereafter prescribed by law, and all the provisions of this Amended and Restated Certificate and all rights and powers conferred in this Amended and Restated Certificate on stockholders, Directors and officers are subject to this reserved power.

(2) Construction. Each reference in this Amended and Restated Certificate to “the Amended and Restated Certificate,” “hereunder,” “hereof,” or words of like import and each reference to the Amended and Restated Certificate set forth in any amendment to the Amended and Restated Certificate shall mean and be a reference to the Amended and Restated Certificate, as supplemented and amended through such amendment to the Amended and Restated Certificate.

ARTICLE X

STOCK OWNERSHIP

AND THE FEDERAL COMMUNICATIONS LAWS

(1) Restrictions on Stock Ownership or Transfer. As contemplated by this Article X, the Corporation may restrict the ownership, or proposed ownership, of shares of capital stock of the Corporation by any person if such ownership or proposed ownership (a) is or could be inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), (b) limits or impairs or could limit or impair any business activities or proposed business activities of the Corporation under the Federal Communications Laws or (c) subjects or could subject the Corporation to any regulation under the Federal Communications Laws to which the Corporation would not be subject but for such ownership or proposed ownership (clauses (a), (b) and (c) collectively, “FCC Regulatory Limitations”). For purposes of this Article X, the term “Federal Communications Laws” shall mean any law of the United States now or hereafter in effect (and any regulation thereunder), including, without limitation, the Communications Act of 1934, as amended (the “Communications Act”), and regulations thereunder, pertaining to the ownership and/or operation or regulating the business activities of (x) any television or radio station, daily newspaper, cable television system or other medium of mass communications or (y) any provider of programming content to any such medium.

(2) Requests for Information. If the Corporation believes that the ownership or proposed ownership of shares of capital stock of the Corporation by any person may result in an FCC Regulatory Limitation, such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Corporation shall request.

(3) Denial of Rights, Refusal to Transfer. If (a) any person from whom information is requested pursuant to Section 2 of this Article X should not provide all the information requested by the Corporation, or (b) the Corporation shall conclude that a stockholder’s ownership or proposed ownership of, or that a stockholder’s exercise of any rights of ownership with respect to, shares of capital stock of the Corporation results or could result in an FCC Regulatory Limitation, then, in the case of either clause (a) or clause (b), the Corporation may (i) refuse to permit the transfer of shares of capital stock of the Corporation to such proposed stockholder, (ii) suspend those rights of stock ownership the exercise of which causes or could cause such FCC Regulatory Limitation, (iii) require the conversion of any or all shares of Class A Common Stock held by such stockholder into an equal number of shares of Class B Common Stock, (iv) redeem such shares of capital stock of the Corporation held by such stockholder in accordance with the terms and conditions set forth in this Section 3 of Article X, and/or (v) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or proposed transferee, with a view towards obtaining such information or preventing or curing any situation which causes or could cause an FCC Regulatory Limitation; provided, that, if the ownership or proposed ownership or the exercise of any rights of ownership by any stockholder or proposed transferee results or could result in an FCC Regulatory Limitation as a result of the aggregation of ownership or proposed ownership of capital stock of the Corporation by two or more stockholders and/or proposed transferee, between any such stockholders and transferee, the Corporation shall enforce its rights in clauses (i) through (v) above against, first, any such proposed transferee and, second, against each stockholder in the order in which each stockholder acquired ownership of such capital stock, beginning with the stockholder that most recently acquired ownership. Any such refusal of transfer or suspension of rights pursuant to clauses (i) and (ii), respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, will not result in an FCC Regulatory Limitation. The terms and conditions of redemption pursuant to clause (iv) of this Section 3 of Article X shall be as follows:

(i) the redemption price of any shares to be redeemed pursuant to this Section 3 of Article X shall be equal to the Fair Market Value (as hereinafter defined) of such shares;

(ii) the redemption price of such shares may be paid in cash, Redemption Securities (as hereinafter defined) or any combination thereof;

(iii) if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board;

(iv) at least fifteen (15) days’ written notice of the Redemption Date (as hereinafter defined) shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(v) from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(vi) such other terms and conditions as the Board shall determine.

For purposes of this Section 3 of Article X:

(A) “Fair Market Value” shall mean, with respect to a share of the Corporation’s capital stock of any class or series, the volume weighted average sales price for such a share on the Nasdaq Global Select Market or, if such stock is not listed on such exchange, on the principal U.S. registered securities exchange on which such stock is listed, during the thirty (30) most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to this Section 3 of Article X ; provided, however, that if shares of stock of such class or series are not traded on any securities exchange, “Fair Market Value” shall be determined by the Board in good faith; and provided, further, that “Fair Market Value” as to any stockholder who purchased stock within 120 days of a Redemption Date need not (unless otherwise determined by the Board) exceed the purchase price paid.

(B) “Redemption Date” shall mean the date fixed by the Board for the redemption of any shares of stock of the Corporation pursuant to this Section 3 of Article X.

(C) “Redemption Securities” shall mean any debt or equity securities of the Corporation, any subsidiary of the Corporation or any other corporation or other entity, or any combination thereof, having such terms and conditions as shall be approved by the Board and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to this Section 3 of Article X, at least equal to the Fair Market Value of the shares to be redeemed pursuant to this Section 3 of Article X (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

(4) Legends. The Corporation shall instruct the Corporation’s transfer agent that the shares of capital stock of the Corporation are subject to the restrictions set forth in this Article X and such restrictions shall be noted conspicuously on the certificate or certificates representing such capital stock or, in the case of uncertificated securities, contained in the notice or notices sent as required by applicable law.

(5) Certain Definitions. For purposes of this Article X, the word “person” shall include not only natural persons but partnerships (limited or general), associations, corporations, limited liability companies, joint ventures and other legal entities, and the word “regulation” shall include not only regulations but rules, published policies and published controlling interpretations by an administrative agency or body empowered to administer a statutory provision of the Federal Communications Laws.

ARTICLE XI

COMPROMISE AND REORGANIZATION

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE XII

MISCELLANEOUS

(1) DGCL Section 203 and Business Combinations. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

(2) Corporate Opportunities.

(a) Subject to the applicable parties’ rights and obligations under any other contractual arrangement, in recognition and anticipation that (i) certain directors, principals, officers, employees, members and/or other representatives of Ellison, RedBird, and any Equity Investor (as defined in the Transaction Agreement) and their respective Affiliates (collectively, the “Applicable Parties”) may serve as Directors, officers or agents of the Corporation, (ii) the Applicable Parties may now engage and may continue to engage in any transaction or matter that may be an investment, corporate, business or other opportunity or offer a prospective economic or competitive advantage in which the Corporation or any of its controlled Affiliates (as defined below), directly or indirectly, could have an interest or expectancy (a “Competitive Opportunity”) or may otherwise (1) compete with the Corporation or its controlled Affiliates, directly or indirectly, (2) do business or otherwise transact with any potential or actual customer, supplier or other business relation of the Corporation or any of its controlled Affiliates and (3) employ or otherwise engage any officer, employee or other service provider of the Corporation or any of its controlled Affiliates and (iii) members of the Board who are not officers or employees of the Corporation or their respective Affiliates may desire to participate, invest or otherwise engage in certain Competitive Opportunities, the provisions of this Article XII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of opportunities as they may involve any of the Applicable Parties and their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its Directors, officers and stockholders in connection therewith.

(b) Subject to the applicable parties’ rights and obligations under any other contractual arrangement, each of the Applicable Parties and any past or present directors, principals, officers, employees, members, equityholders, and/or other representatives of the Applicable Parties that may serve as Directors, officers, employees or agents of the Corporation, and each of their Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, not have any duty whatsoever to refrain from directly or indirectly (i) participating or otherwise engaging in any Competitive Opportunity, (ii) otherwise competing with the Corporation or any of its controlled Affiliates, (iii) otherwise doing business or transacting with any potential or actual customer, supplier or other business relation of the Corporation or any of its controlled Affiliates or (iv) otherwise employing or engaging any officer, employee or other service provider of the Corporation or any of its controlled Affiliates and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any controlled Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. Subject to the applicable parties’ rights and obligations under any other contractual arrangement, to the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any Competitive Opportunity or other corporate, business or other opportunity that may be a Competitive Opportunity for an Identified Person and the Corporation or any of its controlled Affiliates. Subject to the applicable parties’ rights and obligations under any other contractual arrangement, in the event that any Identified Person acquires knowledge of a Competitive Opportunity or other corporate, business or other opportunity that may be a Competitive Opportunity for itself, herself or himself, or for its, her or his Affiliates, and for the Corporation or any of its controlled Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate, present or otherwise provide such opportunity to the Corporation or any of its controlled Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any controlled Affiliate of the Corporation or any other Person for breach of any fiduciary duty as a stockholder, Director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such Competitive Opportunity for itself, herself or himself, or offers or directs such Competitive Opportunity to another Person.

(c) The Corporation does not renounce its interest in any Competitive Opportunity offered to any Director nominated or designated by the Applicable Parties if such opportunity is expressly offered to such Person solely in his or her capacity as a Director, and the provisions of Section 2(b) of this Article XII shall not apply to any such Competitive Opportunity.

(d) In addition to and notwithstanding the foregoing provisions of this Article XII, a business or other opportunity shall not be deemed to be a potential Competitive Opportunity for the Corporation if it is an opportunity that (i) the Corporation (together with its controlled Affiliates) is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(e) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.

(f) Any amendment, repeal, or modification of this Article XII, or the adoption of any provision of the Amended and Restated Certificate inconsistent with this Article XII, shall not adversely affect any right or protection of a Director with respect to any act or omission occurring prior to such amendment, repeal, modification, or adoption.

(3) Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, (x) the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DCGL, this Amended and Restated Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; and (y) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 3 of Article XII. Notwithstanding the foregoing, this Section 3 of Article XII shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

(4) Severability. If any provision or provisions of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XIII

DEFINITIONS

“Affiliate” means, in relation to a Person, any other Person directly or indirectly controlling, controlled by or under common control with such person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise; provided, that (a) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates, (b) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation and (c) Affiliates shall not include any portfolio companies of a Person.

“Amended and Restated Certificate” means this Amended and Restated Certificate of Incorporation of the Corporation, as may be further amended and restated from time to time.

“Board” means the Board of Directors of the Corporation.

“Bylaws” means the Amended and Restated Bylaws of the Corporation, as may be further amended and restated from time to time.

“Chair” means the chairperson of the Board.

“Change of Control Event” means any transaction involving (a) the sale, transfer, or other disposition of all or substantially all of the Corporation’s assets (determined on a consolidated basis), (b) the merger or consolidation of the Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the then-outstanding Voting Securities of the Corporation (or voting securities of the surviving or acquiring entity)), (c) any Person or group of Persons within the meaning of Section 13(d)(3) of the Exchange Act becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the then-outstanding Voting Securities of the Corporation, or (d) the closing of the transfer (whether by merger, consolidation, or otherwise), in one transaction or a series of related transactions, to a Person or group of affiliated Persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing and as a result of such closing, such Person or group of affiliated Persons would hold fifty percent (50%) or more of the then-outstanding Voting Securities of the Corporation (or voting securities of the surviving or acquiring entity); provided, however, that there shall not be a Change of Control Event hereunder if: (i) the purpose of a transaction is to change the state of incorporation of the Corporation, (ii) the purpose of a transaction is to create a holding company that will be owned in substantially the same proportions by the Persons who held the Corporation’s securities immediately prior to such transaction; or (iii) one or more controlled Affiliate of Ellison becomes the beneficial owner of fifty percent (50%) or more of the then-outstanding Voting Securities.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Consolidated EBITDA” means (a) if defined in the Corporation’s then-effective credit agreement, the definition contemplated thereby and (b) if not so defined, then with respect to the Corporation and its consolidated subsidiaries for any period, operating profit (loss), plus other income (loss), plus interest income, plus depreciation and amortization (excluding amortization related to programming rights, prepublication costs, videocassettes and DVDs), excluding (i) gains (losses) on sales of assets (except (I) gains (losses) on sales of inventory sold in the ordinary course of business and (II) gains (losses) on sales of other assets if such gains (losses) are less than $10,000,000 individually and less than $50,000,000 in the aggregate during such period), (ii) other non-cash items (including (A) provisions for losses and additions to valuation allowances, (B) provisions for restructuring, litigation and environmental reserves and losses on the disposition of businesses, (C) pension settlement charges, (D) non-cash charges associated with grants of stock options, employee stock purchase plans and other equity-based compensation awards to employees and directors, in each case under this clause (D) that are expensed in accordance with ASC 718, and (E) impairment charges) and (iii) expenses incurred in connection with acquisitions, dispositions or merger transactions in accordance with ASC 805.

“Consolidated Indebtedness” shall mean, as at any date of determination, the debt for borrowed money of Corporation and its consolidated subsidiaries determined by the Board in good faith on a consolidated basis that would be reflected on a consolidated balance sheet prepared as of that date in accordance with United States generally accepted accounting principles (“GAAP”).

“DGCL” means the General Corporation Law of the State of Delaware.

“Directors” mean the directors of the Board.

“Effective Date” means the date that this Amended and Restated Certificate is accepted for filing by the Secretary of State of the State of Delaware.

“Ellison” means, collectively, (i) The Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended, Pinnacle Media Ventures, LLC, Pinnacle Media Ventures II, LLC, Pinnacle Media Ventures III, LLC, Hikouki, LLC, Aozora, LLC and Furaito, LLC; (ii) Larry Ellison; (iii) David Ellison; (iv) any Permitted Entity of a Person identified in clause (i), (ii) or (iii); (v) any Family Member of Larry Ellison or David Ellison and (vi) any Affiliate of the foregoing, in each case, that hold shares of Common Stock; provided, for purposes of this Amended and Restated Certificate, that any right, obligation or action that may be exercised or taken at the election of Ellison may be taken at the election of such Persons acting by a majority of shares held by such Persons or any Persons designated by any of them.

“Ellison Designee” means an individual nominated for election to the Board by Ellison and designated as an “Ellison Designee” pursuant to Section 6(a)(i) of Article V.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Member” shall mean, with respect to any natural person, the spouse, domestic partner or spousal equivalent, parents, grandparents, lineal descendants, siblings, and lineal descendants of siblings of such natural person. Lineal descendants shall include adopted persons, but only so long as they are adopted while a minor. Family member shall further include any of such natural person’s family members as defined in Rule 701 of the Securities Act.

“Independent Directors” means the members of the Board designated as independent directors in accordance with the Listing Standards.

“Joint Venture” means any joint venture or other similar partnership in which two (2) or more persons (including the Corporation and at least one unaffiliated third party) contribute operating assets or businesses into a newly formed person and share economic, governance and management rights with respect thereto.

“Leverage Ratio” means, (a) if defined in the Corporation’s then-effective credit agreement, the definition contemplated thereby and (b) if not so defined, then the ratio of (i) the Consolidated Indebtedness on such date minus the aggregate amount of Unrestricted Cash as of such date to (ii) Consolidated EBITDA for the twelve (12)-month period ending on such date.

“Listing Standards” means (a) the requirements of any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (b) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the Nasdaq Stock Market LLC generally applicable to companies with equity securities listed thereon.

“Low-Vote Designee” means an individual nominated for election to the Board by Ellison (a) designated as a “Low-Vote Designee” by Ellison or who Ellison has not designated as either an “Ellison Designee” or a “Low-Vote Designee,” in each case, pursuant to Section (6)(a)(i) of Article V or (b) pursuant to Sections 6(a)(ii)-(iii) of Article V.

“NAI” means National Amusements, Inc.

“NAI Organizational Documents” means, collectively, the organizational documents of NAI and the NAI Shareholders’ Agreement.

“NAI Shareholders’ Agreement” means that certain shareholders’ agreement, dated as of the Effective Date, by and among NAI and its shareholders.

“Original Ownership Percentage” means, in respect of any Specified Shareholder, the percentage determined by the quotient of (a) the number of shares of Common Stock held by such Specified Stockholder and its Permitted Transferees as of the time of determination divided by (b) the total number of shares of Common Stock held by such Specified Stockholder as of immediately following the consummation of the Transactions.

“Ownership Percentage” means, in respect of any Specified Stockholder of the Corporation, the percentage determined by the quotient of (a) the number of shares of Common Stock held by such Specified Stockholder divided by (b) the total number of shares of Common Stock issued and outstanding, in each case, at the time of such determination.

“Permitted Entity” means, with respect to a Specified Stockholder, Larry Ellison or David Ellison: (a) a Permitted Trust solely for the benefit of (i) such Person, (ii) one or more Family Members of such Person, and/or (ii) any other Permitted Entity of such Person; (b) any Affiliate of, or general partnership, limited partnership, limited liability company, corporation, or other entity that (i) directly or indirectly controls, is controlled by, or is under common control with such Person, and/or (ii) is directly or indirectly exclusively owned by one or more Family Members of such Person; (c) a revocable living trust, which revocable living trust is itself both a Permitted Trust and a Specified Stockholder, (i) during the lifetime of the natural person grantor of such trust, or (ii) following the death of the natural person grantor of such trust, solely to the extent that such shares are held in such trust pending distribution to the beneficiaries designated in such trust; and (d) the personal representative of the estate of such Person upon the death of such Person solely to the extent the executor is acting in the capacity as a personal representative of such estate.

“Permitted Issuance” means an issuance of shares of Common Stock (a) as a result of the exercise, conversion or exchange of any securities that have the right to become shares or other securities of the Corporation (including an Optional Class A Conversion Event); (b) to the Corporation’s officers, Directors, employees or consultants or other service providers under any employment arrangement or bona fide approved equity incentive plan approved by a committee of the Board comprised of disinterested Directors that grants them such securities as compensation or incentive; (c) on a pro rata basis as a dividend or distribution on, or in connection with, a split or recapitalization or similar reorganization transaction; (d) as part of a valid agreement with a bona fide third party in consideration for the acquisition from third party of assets, shares, securities, an undertaking or a business; (e) in connection with the Transaction Agreement; or (f) any issuance of shares of Common Stock which, in the aggregate, represent less than five percent (5%) of the then outstanding shares of Common Stock for a bona fide capital raising purpose (which may be for general corporate uses) in any ninety (90)-day period.

“Permitted Transferee” means (a) a Family Member of a Specified Stockholder, (b) a Permitted Entity of a Specified Stockholder, (c) in the case of Ellison, any Equity Investor and (d) in the case of any Specified Stockholder that is not Ellison, Ellison.

“Permitted Trust” shall mean a bona fide trust where each trustee is (a) a Specified Stockholder, Larry Ellison or David Ellison, (b) a Family Member of a Specified Stockholder, Larry Ellison or David Ellison, or (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, and bank trust departments.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable law, or any governmental authority or any department, agency, or political subdivision thereof.

“Pro Forma Leverage Ratio” means the Leverage Ratio, as determined by the Board in good faith, giving pro forma effect to any indebtedness that would be incurred, assumed or guaranteed in connection with such action.

“RedBird” means, collectively, (i) RB Tentpole Holdings LP (so long as RB Tentpole Holdings LP is managed or controlled by Affiliates of RedBird Capital Partners Management LLC) and (ii) any Affiliates of RedBird Capital Partners Management LLC (including any investment vehicle managed and controlled by RedBird Capital Partners Management LLC), in each case, that hold shares of Common Stock at the time of determination; provided, for purposes of this Amended and Restated Certificate, that any right, obligation or action that may be exercised or taken at the election of RedBird may be taken at the election of such Persons acting by a majority of shares held by such Persons or any Persons designated by any of them.

“RedBird Designee” means an individual nominated for election to the Board by RedBird pursuant to this Amended and Restated Certificate.

“Related Party” means (a) any Person who is an officer or a member of the board of directors (or similar governing body) of the Corporation or any of its subsidiaries (or a member of the immediate family of any such Person); (b) any Person (other than the Corporation or any of its subsidiaries) of which any Person described in clause (a) is a partner, director, officer or Affiliate; (c) any Person that, together with its Affiliates, beneficially owns at least ten percent (10%) of the total then-outstanding shares of Common Stock (or any Affiliate of any such person); or (d) any director or officer of a Person described in clause (c) (or a member of the immediate family of any such director or officer).

“Related Party Transaction” means any agreement, contract or transaction, between the Corporation or its subsidiaries, on the one hand, and any Related Party, on the other hand; provided, that the following shall not constitute a “Related Party Transaction”: (a) employment agreements, benefit plans and similar arrangements for directors, officers, employees or consultants of the Corporation or any of its subsidiaries (including the issuance of Common Stock or other equity interests and payment of compensation thereunder) which, in each case, are approved by a committee of the Board comprised of disinterested Directors; (b) any issuance of equity interests or other securities subject to preemptive rights in favor of any Related Party;

(c) indemnification, advancement of expenses or exculpation of liability made pursuant to the governing, constituent or organizational documents or other customary indemnification agreements of the Corporation or its subsidiaries; (d) agreements to reimburse directors or officers of the Corporation or any of its subsidiaries for out-of-pocket expenses not to exceed $25,000,000 and reasonably incurred in connection with such service as directors or officers of NAI, the Corporation or any of their respective direct or indirect subsidiaries; (e) transactions where the interest of the Related Party arises solely from its status as the holder of equity interests or other securities of the Corporation or any of its subsidiaries and all holders of the same class or series of equity interests or other securities have the right to receive the same benefit on a pro rata basis taking into account the distribution provisions of the relevant issuer of such equity interests or other securities (such as dividends, distributions or repurchases); (f) any transaction, agreement or arrangement (or any amendment or modification thereto that is approved by the Board) contemplated by, or entered into pursuant to, the Transaction Agreement, the Voting Agreements and the Registration Rights Agreement (as defined in the Transaction Agreement); (g) agreements, contracts or transactions approved by the Corporation’s audit committee; and (h) actions taken to enforce any rights under NAI’s Organizational Documents.

“Rescue Financing” means financing provided to the Corporation or any of its material Subsidiaries, which financing is required to (a) remedy an existing default, or avoid a default that is reasonably likely to occur in the foreseeable future, in each case, by the Corporation, or any such Subsidiary under any financial maintenance covenant contained in any credit agreement, the failure of which to remedy would be reasonably expected to have a materially adverse effect on the Corporation and its Subsidiaries taken as a whole or (b) provide liquidity to the Corporation or any such Subsidiary as required to fund its ongoing operations in the ordinary course of business to avoid a probable insolvency.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Stockholder Designee” means an individual nominated for election to the Board by a Specified Stockholder pursuant to this Amended and Restated Certificate.

“Specified Other Reserved Matter Designees” means: (a) if (and only if) Ellison has an Original Ownership Percentage of at least twenty percent (20%) and an Ownership Percentage of at least five percent (5%), a majority of the Ellison Designees (if any) and Low-Vote Designees; and (b) if (and only if) RedBird has an Original Ownership Percentage of at least twenty percent (20%) and an Ownership Percentage of at least five percent (5%), one (1) RedBird Designee.

“Specified Reserved Matter Designees” means (a) if (and only if) Ellison has the right to nominate at least two (2) directors to the Board, a majority of the Ellison Designees (if any) and Low-Vote Designees; and (b) if (and only if) RedBird has the right to nominate at least two (2) directors to the Board, one (1) RedBird Designee.

“Specified Stockholders” means, collectively, Ellison and RedBird.

“Transaction Agreement” means that certain Transaction Agreement, dated as of July 7, 2024, by and among Skydance Media, LLC, Paramount Global, the Corporation, Pluto Merger Sub, Inc., Pluto Merger Sub II, Inc., Sparrow Merger Sub, LLC, and each of the Upstream Blocker Holders (as defined therein).

“Transactions” means collectively, the transactions contemplated by the Transaction Agreement, the Neptune Stock Purchase Agreement and the Subscription Agreements (each as defined in the Transaction Agreement).

“Transfer” of a share of Class A Common Stock shall mean any direct or indirect sale, exchange, redemption, assignment, distribution, encumbrance, hypothecation, gift, pledge, retirement, transfer, conveyance, or other disposition or alienation in any way (whether or not for value and whether voluntarily, involuntarily, or by operation of law), including, without limitation: (a) assignments and distributions resulting from death, incompetency, bankruptcy, liquidation, and dissolution; (b) a transfer to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership); and (c) the transfer of, or entering into a binding agreement with respect to the transfer of, Voting Control.

“Unrestricted Cash” means unrestricted cash and cash equivalents held or owned by, credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Corporation and its consolidated subsidiaries.

“Voting Agreements” means those certain Voting Agreements, dated as of August 7, 2025, by and between the Corporation and each of the Specified Stockholders.

“Voting Control” means, with respect to a share of Class A Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement, or otherwise.

ARTICLE XIV

INTERPRETATIONS

For purposes of this Amended and Restated Certificate, whenever the context requires: the singular number shall include the plural, and vice versa; and one gender shall include all other genders. As used in this Amended and Restated Certificate, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”. References to any Person shall be deemed to include its successors and permitted assigns. The bold-faced headings in this Amended and Restated Certificate are for convenience of reference only. The terms “Dollars” and “$” mean U.S. dollars. Any reference herein to “as of the date hereof,” “as of the date of this Amended and Restated Certificate.” The word “or” will not be exclusive. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Amended and Restated Certificate shall refer to this Amended and Restated Certificate as a whole and not to any particular provision of this Amended and Restated Certificate. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to “days” shall mean “calendar days” unless expressly stated otherwise.